Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on S-8 of Compass, Inc. of our report dated November 14, 2025 relating to the financial statements of At World Properties Holdings, LLC, which appears in Compass, Inc.’s Registration Statement on Form S-4 filed on November 14, 2025. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2025 relating to the financial statements of At World Properties Holdings, LLC, which appears in Compass, Inc.’s Current Report on Form 8-K dated March 28, 2025.

New York, New York January 9, 2026